[logo]                                Dyadic International, Inc.

                                      Dyadic International, Inc.
                                      140 Intracoastal Pointe Drive, Suite 404
                                      Jupiter, FL 33477
                                      (561) 743-8333
                                      http://www.dyadic-group.com
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DYADIC REPORTS YEAR-END 2004 FINANCIAL RESULTS


Jupiter, Florida - April 15, 2005 (via Business Wire) - Dyadic International, Inc. (OTCBB: DYAD), a biotechnology company, today reported financial results for the year ended December 31, 2004.

Year 2004 and Recent Highlights include:

* Company completed a private placement with gross proceeds of $25.4 million to fund growth.

* Made key additions to the Board of Directors, including the appointments of ex-Chairman and CEO of Monsanto/Pharmacia, Mr. Robert Shapiro, ex-Chairman and CEO of ICC, Mr. Richard Berman, and Managing Partner of Bioform, Mr. Stephen Warner.

* Made key additions to the Scientific Advisory Board, including the appointments of President of The Scripps Research Institute, Dr. Richard Lerner, and Founding Member of the Whitehead Institute / MIT, Dr. Gerald Fink.

* Made key new hires in pulp and paper business, R&D, and accounting, including the appointments of Mr. Wayne Moor as Chief Financial Officer and Dr. Daniel Michalopoulos as Vice President, Pulp & Paper.

* Developed the infrastructure necessary for registration of animal feed product.

* Improved revenue mix. Experienced a 96% growth in pulp & paper sales. Pulp & paper sales comprised 6% of our 2004 revenues.

* Initiated a C1 genome sequencing effort, which is expected to accelerate the company's product development efforts and improve the efficiencies of both its C1 Expression System and C1 Screening System, which form the basis of Dyadic's C1 Host Technology.

Year  2004 Financial Results

* Revenue for the year ended December 31, 2004, was $16.7 million, as compared to $16.8 million for the year ended December 31, 2003.


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*     Net loss for the year ended December 31, 2004, was $6.1 million, or $0.37 per share, fully diluted, as compared to $7.3 million net loss, or $0.65 per share, fully diluted, for the year ended December 31, 2003.

* Research and development expenses for the year ended December 31, 2004, were $3.6 million, as compared to $3.6 million for the year ended December 31, 2003, reflecting continued investment in the further development of the company's core technologies and in new product and technology development.

* Sales and marketing expenses for the year ended December 31, 2004, were $1.9 million, as compared to $1.8 million in the year ended December 31, 2003, principally reflecting the addition of one regional sales person.

* General and administrative expenses for the year ended December 31, 2004, were $3.8 million, as compared to $2.3 million for the year ended December 31, 2003, reflecting increased personnel costs and the costs of being a public company.

* Cash and cash equivalents were $20.5 million as of December 31, 2004, as compared to $1.6 million at December 31, 2003.

"2004 was an exciting year for Dyadic, as we laid the foundation for future growth," said Mark Emalfarb, Dyadic's President and CEO. "We completed a private placement in conjunction with becoming a public company, allowing us the financial flexibility to invest in key hires in both our Enzyme and Biosciences businesses. We believe that the company is now positioned to deliver growth in promising markets such as pulp and paper while further developing our core technologies to position itself for future success in the biopharmaceutical markets."


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About Dyadic:

Dyadic International, Inc., is engaged in the development, manufacture and sale of biological products (proteins, enzymes, peptides and other bio-molecules), as well as the licensing of its enabling proprietary technology to business collaborators for the discovery, development and manufacture of biological products from genes. Dyadic markets its products and services for applications in the textile, chemical, agricultural, pulp & paper, pharmaceutical, biotechnology and other industries, using its proprietary C1 Host Technology and C1 Expression and Screening Systems for the discovery, development and production of biological products.

Cautionary Statement for Forward-Looking Statements

Statements contained in this press release may contain information that includes or is based upon certain "forward-looking statements" relating to our business. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2004, which was filed with the SEC on April 15, 2005. We expressly disclaim any intent or obligation to update any forward-looking statements.

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Contact:

Dyadic International, Inc.
Alexander (Sasha) Bondar
561-743-8333
sbondar@dyadic-group.com
http://www.dyadic-group.com

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